                                                                    Exhibit 99.4

FOR IMMEDIATE RELEASE

                                                   FEBRUARY 3, 2000
                                                   FOR MORE INFORMATION CONTACT:
                                                   ERIN IBELE - (419) 247-2800
                                                   ED LANGE - (419) 247-2800


                       HEALTH CARE REIT, INC. REPORTS 1999
                                OPERATING RESULTS

         1999 YEAR END RESULTS                  1999 YEAR END HIGHLIGHTS
         ---------------------                  ------------------------

         - $129 million gross income          - $1.3 billion total assets
         - $2.76 per diluted share FFO        - $275 million new investments
         - $2.27 per share dividends          - 18% asset growth
         - 82% FFO payout ratio               - 7% per diluted share FFO growth

Toledo, Ohio, February 3, 2000........HEALTH CARE REIT, INC. (NYSE/HCN) today announced operating results for the fourth quarter and year ended December 31, 1999.

For 1999, funds from operations (FFO), the generally accepted measure of operating performance for the real estate investment trust industry, achieved a record level of $78.4 million, or $2.76 per diluted share, a 7 percent per share increase from $66.8 million, or $2.57 per diluted share, for the same period in 1998. Revenues for 1999 increased 32 percent to $129.3 million from $98 million a year ago. Net income available to common shareholders for 1999, totaled $62.8 million, or $2.21 per diluted share, as compared with net income available to common shareholders of $58.1 million, or $2.24 per diluted share, for the same period in 1998.

For the fourth quarter of 1999, FFO totaled $19.9 million, or $0.70 per diluted share, a 6 percent per share increase from $18.4 million, or $0.66 per diluted share, for the same period in 1998. Revenues for the quarter increased 22 percent to $33.8 million from $27.8 million for the three months ended December 31, 1998. Net income available to common shareholders for the fourth quarter of 1999 totaled $14.6 million, or $0.51 per diluted share, as compared with net income available to common shareholders of $16.5 million, or $0.59 per diluted share, for the same period in 1998.

Revenue growth was generated primarily by new investment activity in 1998 and 1999 of $397.5 million and $275 million, respectively. Investment activity contributed to an 18 percent increase in total assets, which at December 31, 1999, totaled $1.3 billion as compared with total assets of $1.1 billion at December 31, 1998.

Dividend payments to common shareholders for the year ended December 31, 1999, totaled $64.4 million, or $2.27 per share, as compared with dividend payments of $56.5 million, or $2.19 per share, for the same period in 1998. Correspondingly, the FFO payout ratio for 1999 was 82 percent as compared with 85 percent for 1998.

At December 31, 1999, the company had a total outstanding debt balance of $539 million, and shareholders' equity of $707 million, which represents a debt to total capitalization ratio of 0.43 to 1.0.

"We are pleased with the company's 1999 operating results, which were consistent with consensus estimates and met management's expectations," commented George L. Chapman, chairman and chief executive officer. "The company's FFO growth was generated by continued investment activity, which was supported by the proceeds realized from the placement of $75 million of convertible preferred stock in January, the issuance of $50 million of senior unsecured notes in March and $56 million of asset sales.

"However, the past 12 months have presented many challenges to the health care REIT sector. The underperformance of publicly owned nursing home and assisted living companies, combined with the much publicized shift in equity funds flow from income-oriented investments to high-growth opportunities, have impaired the stock valuations of all health care REITs. The availability of external capital is limited and expensive, constraining new investment activity and earnings growth. We believe the restrictive capital environment will continue until the prospects for the long-term care industry improve.

"Our top priority remains to preserve the company's outstanding fundamentals, that include a well capitalized balance sheet with modest leverage, strong interest coverage and an attractive FFO payout ratio that demonstrates significant dividend coverage.

"In October 1999, we announced a $200 million asset divestiture program, which is proceeding as planned. The limited asset sales will strengthen the company's portfolio and generate liquidity, enhancing the company's balance sheet. This strategy positions the company for new investment and growth opportunities in the future."

Health Care REIT, Inc., with headquarters in Toledo, Ohio, is a real estate investment trust that invests in health care facilities, primarily nursing homes and assisted living facilities. At December 31, 1999, the company had investments in 238 health care facilities in 34 states and had total assets of approximately $1.3 billion. For more information on Health Care REIT, Inc., via facsimile at no cost, dial 1-800-PRO-INFO and enter the company code - HCN. More information is available on the Internet at http://www.hcreit.com.

                           FINANCIAL SCHEDULES FOLLOW

This document and supporting schedules may contain "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the company's actual results in the future to differ materially from expected results. These risks and uncertainties include, among others, general economic conditions, the availability of capital, competition within the financial services and real estate markets, the performance of operators within Health Care REIT's portfolio, and regulatory and other changes in the health care sector, as described in the company's filings with the Securities and Exchange Commission.

                                      #####

                             HEALTH CARE REIT, INC.
                              FINANCIAL SUPPLEMENT

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(AMOUNTS IN THOUSANDS)

                                                                     DECEMBER 31
                                                          ---------------------------------
                                                               1999                1998
                                                          ---------------------------------
ASSETS Real estate investments:
   Real property owned:
     Land                                                  $    73,234         $    44,722
     Buildings & improvements                                  730,337             443,574
     Construction in progress                                   58,954             151,317
                                                           -----------         -----------
                                                               862,525             639,613
     Less accumulated depreciation                             (35,746)            (19,624)
                                                           -----------         -----------
     Total real property owned                                 826,779             619,989

Loans receivable                                               401,019             412,704
                                                           -----------         -----------
                                                             1,227,798           1,032,693
Less allowance for losses on loans receivable                   (5,587)             (4,987)
                                                           -----------         -----------
     Net real estate investments                             1,222,211           1,027,706

Other assets:
     Direct investments                                         25,361              26,180
     Marketable securities                                         863               4,106
     Deferred loan expenses                                      3,311               2,389
     Cash and cash equivalents                                   2,129               1,269
     Receivables and other assets                               17,296              11,774
                                                           -----------         -----------
                                                                48,960              45,718
                                                           -----------         -----------
TOTAL ASSETS                                               $ 1,271,171         $ 1,073,424
                                                           ===========         ===========

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
     Borrowings under line of credit obligations           $   177,500         $   171,550
     Senior unsecured notes                                    290,000             240,000
     Secured debt                                               71,342               7,429
     Accrued expenses and other liabilities                     25,333              20,686
                                                           -----------         -----------
Total liabilities                                          $   564,175         $   439,665

Shareholders' equity:
     Preferred Stock, $1.00 par value:
         Authorized - 10,000,000 shares
         Issued and outstanding - 6,000,000 in 1999
              and 3,000,000 in 1998                            150,000              75,000
     Common Stock, $1.00 par value:
         Authorized - 40,000,000 shares
         Issued and outstanding -28,532,419
              in 1999 and 28,240,165 in 1998                    28,532              28,240
     Capital in excess of par value                            524,204             520,692
     Undistributed net income                                    8,883              10,434
     Accumulated other
         comprehensive income                                      593               3,982
     Unamortized restricted stock                               (5,216)             (4,589)
                                                           -----------         -----------
TOTAL SHAREHOLDERS' EQUITY                                 $   706,996         $   633,759
                                                           -----------         -----------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                 $ 1,271,171         $ 1,073,424
                                                           ===========         ===========

                             HEALTH CARE REIT, INC.
                              FINANCIAL SUPPLEMENT


CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)


                                                          THREE MONTHS ENDED                     TWELVE MONTHS ENDED
                                                              DECEMBER 31                             DECEMBER 31
                                                   ----------------------------------     -----------------------------------
                                                         1999             1998                   1999               1998
                                                   ----------------- ----------------     ----------------- -----------------
Revenues:
     Operating lease rents                           $       20,872     $    12,471          $     72,700      $    41,953
     Interest income                                         11,574          12,274                48,076           48,488
     Commitment fees and other income                         1,365           1,809                 6,263            5,914
     Prepayment fees                                              0             167                 1,565              588
     Gain on sale of properties                                   0           1,049                   703            1,049
                                                     --------------     -----------          ------------      -----------
                                                     $       33,811     $    27,770          $    129,307      $    97,992

Expenses:
     Interest expense                                $        8,234     $     4,451          $     26,916      $    18,030
     Provision for depreciation                               5,271           3,128                17,885           10,254
     General and administrative                               1,932           1,757                 7,359            6,114
     Loan expense                                               250             152                   909              685
     Provision for losses                                       150             150                   600              600
                                                     --------------     -----------          ------------      -----------
                                                             15,837           9,638                53,669           35,683
                                                     --------------     -----------          ------------      -----------

Net Income                                                   17,974          18,132                75,638           62,309

Preferred stock dividends                                     3,351           1,664                12,814            4,160
                                                     --------------     -----------          ------------      -----------

Net Income Available to
   Common Shareholders                               $       14,623     $    16,468          $     62,824      $    58,149
                                                     ==============     ===========          ============      ===========

Average number of common shares outstanding:
     Basic                                                   28,216          27,572                28,128           25,579
     Diluted                                                 28,457          27,930                28,384           25,954

Net income per share:
     Basic                                           $         0.52     $      0.60          $       2.23      $      2.27
     Diluted                                                   0.51            0.59                  2.21             2.24

Funds from operations                                $       19,894     $    18,380          $     78,441      $    66,766

Funds from operations per share:
     Basic                                           $         0.71     $      0.67          $       2.79      $      2.61
     Diluted                                                   0.70            0.66                  2.76             2.57

Dividends per share                                  $        0.575     $     0.555          $      2.270      $     2.190

HEALTH CARE REIT, INC.

FINANCIAL SUPPLEMENT - DECEMBER 31, 1999

PORTFOLIO COMPOSITION ($000'S)
------------------------------

                                                                       EXHIBIT 1

BALANCE SHEET DATA                        # Properties         # Beds/Units         Balance (1)         % Balance
                                       -------------------- ------------------- -------------------- -----------------
  Real Property                                 165               12,804            $    826,779              66%
  Loans Receivable & Other                       73                7,675                 401,019              32%
  Direct Investments                           -na-                 -na-                  25,361               2%
                                       -------------------- ------------------- -------------------- -----------------
Total Investments                               238               20,479            $  1,253,159             100%

INVESTMENT DATA                           # Properties         # Beds/Units       Investment (2)         % Investment
                                       -------------------- ------------------- -------------------- -----------------
  Assisted Living Facilities                    182               12,683            $    865,634              70%
  Nursing Homes                                  48                6,807                 281,594              22%
  Specialty Care Facilities                       6                  695                  83,807               7%
  Behavioral Care                                 2                  294                   9,188               1%
                                       -------------------- ------------------- -------------------- -----------------
Real Estate Investments                         238               20,479            $  1,240,223             100%

INVESTMENT BY OWNER TYPE                  # Properties         # Beds/Units       Investment (2)       % Investment
                                       -------------------- ------------------- -------------------- -----------------
  Publicly Traded                                83                5,536            $    365,360              29%
  Key Private                                   109               10,403                 693,471              56%
  Privately Held                                 46                4,540                 181,392              15%
                                       -------------------- ------------------- -------------------- -----------------
Real Estate Investments                         238               20,479            $  1,240,223             100%

NOTES:  (1)  TOTAL INVESTMENTS INCLUDE GROSS REAL ESTATE INVESTMENTS AND DIRECT
             INVESTMENTS WHICH AMOUNTED TO $1,227,798,000 AND $25,361,000, RESPECTIVELY.
        (2) REAL ESTATE INVESTMENTS INCLUDE GROSS REAL ESTATE INVESTMENTS AND CREDIT ENHANCEMENTS WHICH AMOUNTED TO $1,227,798,000 AND $12,425,000, RESPECTIVELY.

REVENUE COMPOSITION ($000'S)
----------------------------

                                                                       EXHIBIT 2

                                                     Three Months Ended                    Twelve Months Ended
                                                      December 31, 1999                     December 31, 1999
                                              ----------------------------------      ------------------------------
REVENUE BY INVESTMENT TYPE
  Real Property                                 $      21,654            64%            $    77,491            60%
  Loans Receivable & Other                             11,595            34%                 49,275            38%
  Direct Investments                                      562             2%                  2,541             2%
                                              ------------------ ---------------      ----------------- -------------
  Total                                         $      33,811           100%            $   129,307           100%

REVENUE BY FACILITY TYPE
  Assisted Living Facilities                    $      22,807            68%            $    82,022            64%
  Nursing Homes                                         8,180            24%                 35,323            27%
  Specialty Care Facilities                             2,824             8%                 11,962             9%
  Behavioral Care                                           0             0%                      0             0%
                                              ------------------ ---------------      ----------------- -------------
  Total                                         $      33,811           100%            $   129,307           100%

REVENUE BY OWNER TYPE
  Publicly Traded                               $      11,532            34%            $    40,716            31%
  Key Private                                          17,957            53%                 67,291            52%
  Privately Held                                        4,322            13%                 21,300            17%
                                              ------------------ ---------------      ----------------- -------------
  Total                                         $      33,811           100%            $   129,307           100%

REVENUE COMPOSITION (CONTINUED) ($000'S)                              EXHIBIT 3
----------------------------------------

OPERATING LEASE EXPIRATIONS & LOAN MATURITIES
                         Current Lease          Current Interest           Interest and
       Year               Revenue (1)              Revenue (1)            Lease Revenue           % of Total
------------------- ------------------------ ------------------------ ----------------------- -------------------
       2000             $      1,417             $      1,268              $      2,685                2%
       2001                        0                    1,004                     1,004                1%
       2002                    1,241                    1,247                     2,488                2%
       2003                    3,677                    7,382                    11,059                8%
       2004                        0                    7,116                     7,116                5%
    Thereafter                87,263                   24,726                   111,989               82%
                    ------------------------ ------------------------ ----------------------- -------------------
      Total             $     93,598             $     42,743              $    136,341              100%

NOTES: (1) REVENUE IMPACT BY YEAR, ANNUALIZED




                                                                       EXHIBIT 4
COMMITTED INVESTMENT BALANCES
-----------------------------
($000'S EXCEPT INVESTMENT PER BED/UNIT)

                                                                                 Committed Balance    Investment per
                                          # Properties         # Beds/Units             (1)              Bed/Unit
                                       -------------------- ------------------- -------------------- ------------------
  Assisted Living Facilities                    182               12,683           $     910,527       $      71,791
  Nursing Homes                                  48                6,807                 290,057              42,612
  Specialty Care Facilities                       6                  695                  83,807             120,586
  Behavioral Care                                 2                  294                   9,188              31,252
                                       -------------------- ------------------- -------------------- ------------------
  Total                                         238               20,479           $   1,293,579            n/a

NOTES: (1) COMMITTED BALANCE INCLUDES REAL ESTATE INVESTMENTS, CREDIT
           ENHANCEMENTS AND UNFUNDED COMMITMENTS FOR WHICH INITIAL FUNDING HAD COMMENCED.




                                                                       EXHIBIT 5
OPERATOR CONCENTRATION ($000'S)
-------------------------------

CONCENTRATION BY INVESTMENT                          # Properties            Investment             % Investment
                                                ----------------------- ---------------------- -----------------------
  Summerville Healthcare                                   17               $   171,139                   14%
  Atria Senior Quarters                                    11                    93,117                    8%
  Alterra Healthcare                                       38                    88,219                    7%
  Life Care Centers of America, Inc.                       13                    87,337                    7%
  Olympus Healthcare Group, Inc.                           11                    80,584                    6%
  Remaining Operators                                     148                   719,827                   58%
                                                ----------------------- ---------------------- -----------------------
  Total                                                   238               $ 1,240,223                  100%

CONCENTRATION BY REVENUE                             # Properties          Revenue (1)               % Revenue
                                                ----------------------- ---------------------- -----------------------
  Summerville Healthcare                                   17               $    11,248                    9%
  Atria Senior Quarters                                    11                    10,160                    8%
  Olympus Healthcare Group, Inc.                           11                     9,218                    7%
  Alterra Healthcare                                       38                     8,628                    7%
  Life Care Centers of America, Inc.                       13                     7,974                    6%
  Remaining Operators                                     148                    82,079                   63%
                                                ----------------------- ---------------------- -----------------------
  Total                                                   238               $   129,307                  100%

NOTES: (1) YEAR ENDED DECEMBER 31, 1999

SELECTED FACILITY DATA
----------------------
                                                                       EXHIBIT 6

                                                                                                 Coverage Data
                                                             % Payor Mix              ----------------------------------
                                                  ------------------------------------      Before            After
                                    Census              Private            Medicare       Mgt. Fees         Mgt. Fees
                               ------------------ ------------------------------------ ------------------ ---------------
Nursing Homes                         84%                  24%                12%            1.89x            1.36x
Assisted Living Facilities            92%                 100%                 0%            1.34x            1.16x
Specialty Care Facilities             53%                  22%                31%            3.27x            2.71x
Behavioral Care                       44%                  12%                88%            3.39x            2.17x
                                                                                       ------------------ ---------------
                                                                   Weighted Averages         1.85x            1.46x

NOTES: DATA AS OF SEPTEMBER 30, 1999

SECURITY DEPOSITS & OTHER CREDIT SUPPORT ($000'S)                     EXHIBIT 7
-------------------------------------------------

                                          Balance      % Investment
                                       --------------- -----------------

Cross Defaulted                         $ 1,146,058          92% of gross real estate investments
Cross Collateralized                        384,594          96% of mortgage loans
Bank Letters of Credit & Cash                44,790           4% of investment balance

CURRENT CAPITALIZATION ($000'S)           Balance         % Balance                    LEVERAGE & PERFORMANCE RATIOS
-------------------------------        --------------- -----------------          ----------------------------------------

Borrowings Under Bank Lines             $   177,500          14%                  Debt/Total Book Cap               43%
Long-Term Debt Obligations                  361,342          29%                  Debt/Equity                       76%
Shareholders' Equity                        706,996          57%                  Interest Coverage       3.42x 4th Qtr.
                                       --------------- -----------------
   Total Book Capitalization            $ 1,245,838         100%                                          3.66x L12M
                                                                                  FFO Payout Ratio        82% 4th Qtr.
                                                                                                          82% L12M

                                                                      EXHIBIT  8
DEBT MATURITIES AND PRINCIPAL PAYMENTS ($000'S)
-----------------------------------------------

       Year           Lines of Credit (1)         Senior Notes             Secured Debt             Total
------------------- ------------------------ ------------------------ ----------------------- -------------------
       2000              $    20,000             $      35,000             $          99        $     55,099
       2001                  175,000                    10,000                       109             185,109
       2002                        0                    20,000                       121              20,121
       2003                        0                    35,000                       133              35,133
       2004                        0                    40,000                    64,186              94,186
       2005                        0                         0                       549                 549
    Thereafter                     0                   150,000                     6,145             156,145
                    ------------------------ ------------------------ ----------------------- -------------------
      Total              $   195,000             $     290,000             $      71,342        $    556,342


NOTES: (1) LINES OF CREDIT REFLECT 100% CAPACITY

      INVESTMENT ACTIVITY ($000'S)
      ----------------------------
                                                                       EXHIBIT 9

                                                 Three Months Ended                         Twelve Months Ended
                                                 December 31, 1999                           December 31, 1999
                                          ---------------------------------           ---------------------------------
    FUNDING BY INVESTMENT TYPE
      Real Property                        $     1,478            4%                    $    81,008           29%
      Mortgage & Other Loans                     2,829            8%                         17,565            6%
      Construction Advances                     28,498           83%                        169,085           62%
      Direct Investments                         1,565            5%                          7,461            3%
                                          ----------------- ---------------           ---------------- ----------------
      Total                                $    34,370          100%                    $   275,119          100%

    REAL ESTATE INVESTMENTS
      Assisted Living Facilities           $    29,790           91%                    $   239,216           89%
      Nursing Homes                              3,015            9%                         28,442           11%
      Behavioral Care                                0            0%                              0            0%
      Specialty Care Facilities                      0            0%                              0            0%
                                          ----------------- ---------------           ---------------- ----------------
      Total                                $    32,805          100%                    $   267,658          100%





GEOGRAPHIC CONCENTRATION ($000'S)                                     EXHIBIT 10
---------------------------------

CONCENTRATION BY REGION                              # Properties           Investment              % Investment
                                                ----------------------- ---------------------- -----------------------
  South                                                   140               $   636,048                   51%
  Northeast                                                38                   284,848                   23%
  West                                                     32                   182,423                   15%
  Midwest                                                  28                   136,904                   11%
                                                ----------------------- ---------------------- -----------------------
  Total                                                   238               $ 1,240,223                  100%

CONCENTRATION BY STATE                               # Properties           Investment              % Investment
                                                ----------------------- ---------------------- -----------------------
  Texas                                                    47               $   189,120                   15%
  Florida                                                  30                   148,645                   12%
  Massachusetts                                            14                    99,130                    8%
  North Carolina                                           18                    87,690                    7%
  Pennsylvania                                             14                    82,781                    7%
  Remaining States                                        115                   632,857                   51%
                                                ----------------------- ---------------------- -----------------------
  Total                                                   238               $ 1,240,223                  100%

REVENUE BY STATE                                     # Properties          Revenue (1)               % Revenue
                                                ----------------------- ---------------------- -----------------------
  Texas                                                    47               $    21,364                   17%
  Florida                                                  30                    12,507                   10%
  Massachusetts                                            14                    11,424                    9%
  Pennsylvania                                             14                     9,699                    7%
  North Carolina                                           18                     8,285                    6%
  Remaining States                                        115                    66,028                   51%
                                                ----------------------- ---------------------- -----------------------
  Total                                                   238               $   129,307                  100%

NOTES: (1) YEAR ENDED DECEMBER 31, 1999

FUNDS FROM OPERATIONS COMPUTATION                                     EXHIBIT 11
---------------------------------

                                                             Three Months Ended           Twelve Months Ended
                                                             December 31, 1999             December 31, 1999
                                                       ------------------------------- --------------------------

Net Income Available to Common Shareholders                      $    14,623                   $    62,824
Add:      Depreciation Expense                                         5,271                        17,885
          Loss on Sale of Assets                                           0                             0
          Asset Impairment Charges                                         0                             0
Deduct:   Gain on Sale of Assets                                           0                          (703)
          Prepayment Fees                                                  0                        (1,565)
                                                       ---------------------------- -- --------------------------

Funds From Operations (FFO)                                      $    19,894                   $    78,441

Average Common Shares Outstanding:
          Basic                                                       28,216                        28,128
          Diluted                                                     28,457                        28,384

FFO Per Common Share:
          Basic                                                        $0.71                         $2.79
          Diluted                                                      $0.70                         $2.76